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                             GE INSTITUTIONAL FUNDS

                              AMENDED AND RESTATED
                SHAREHOLDER SERVICING AND DISTRIBUTION AGREEMENT

GE Investment Distributors, Inc.
777 Long Ridge Road, Building B
Stamford, Connecticut 06927

Dear Sir or Madam:

            GE Institutional Funds (the "Trust") confirms its agreement with GE Investment Distributors, Inc. ("GEID"), a corporation organized under the laws of the State of Delaware, implementing the terms of the Shareholder Servicing and Distribution Plan (the "Plan"), adopted by the Trust with respect to the U.S. Equity Fund, S&P 500 Index Fund, Value Equity Fund, Mid-Cap Growth Fund, Mid-Cap Value Equity Fund, Small-Cap Value Equity Fund, International Equity Fund, Europe Equity Fund, Emerging Markets Fund, Premier Growth Equity Fund, Premier Research Equity Fund, Premier International Equity Fund,, Income Fund, Strategic Investment Fund and Money Market Fund and any other investment fund offered by the Trust in the future that adopts the Plan (individually, a "Covered Fund" and collectively, the "Covered Funds"), each a series of the Trust, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"). Each of the Covered Funds has two classes of shares of beneficial interest ("Shares"), designated as the Investment Classand the Service Class. This Agreement is intended to describe the shareholder servicing and distribution services to be provided by GEID, and/or any distributor of the Covered Funds' Shares (the "Distributor"). Those services will be provided as set out below, as follows:

            Section 1. Amount of Payments.

            (a) The Trust will pay GEID, with respect to the Service Class Shares of each Covered Fund, for shareholder and distribution-related services provided to that class of Shares, an annual fee of .25% of the value of the average daily net assets of the Covered Fund attributable to the Service Class Shares (the "Service and Distribution Fee").

            (b) The Service and Distribution Fee to be paid with respect to the Covered Funds under this Agreement will be calculated daily and paid monthly by the Trust with respect to the Service Class Shares of the Covered Funds at the annual rate indicated above.

            Section 2. Services Payable under the Agreement.

            The Service and Distribution Fee payable with respect to the Service Class Shares of a Covered Fund is intended to compensate GEID, or enable GEID to compensate other


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persons ("Service Providers"), for providing ongoing servicing and/or maintenance of the accounts of shareholders of the Covered Fund ("Shareholder Services") and to compensate GEID, or enable GEID to compensate Service Providers, including any Distributor of Shares of the Covered Fund, for providing services that are primarily intended to result in, or that are primarily attributable to, the sale of Service Class Shares of the Covered Fund ("Selling Services"). "Shareholder Services" as used in this Agreement means all forms of shareholder services, including, among other things, providing record and/or beneficial holders of Service Class shares of a Covered Fund with one or more of the following: (i) information on their investments; (ii) general information regarding investing in mutual funds; (iii) periodic newsletters containing materials relating to the Covered Fund or to investments in general in mutual funds; (iv) periodic financial seminars designed to assist in the education of shareholders with respect to mutual funds generally and the Covered Fund specifically; (v) access to a telephone inquiry center relating to the Covered Fund; (vi) sub-accounting and sub-account maintenance, servicing and transaction processing; (vii) distributing proxy statements, annual reports, prospectuses and other correspondence from a Covered Fund to record and/or beneficial holders of Service Class Shares and (vii) other information, assistance and services provided to record and/or beneficial holders of Service Class Shares of a Covered Fund. "Selling Services" as used in this Agreement include, but are not limited to: the printing and distribution to prospective investors in the Covered Fund of prospectuses and statements of additional information that are used in connection with sales of Service Class Shares of the Covered Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Service Class Shares of the Covered Fund; distributing Service Class Shares of the Covered Fund; and providing other information, assistance and services that are primarily intended to result in, or that are primarily attributable to, the sale of Service Class Shares of a Covered Fund. In providing compensation for Selling Services in accordance with this Agreement, GEID is expressly authorized: (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the Service Class Shares of a Covered Fund; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Service Class Shares of the Covered Fund; and (iii) to make, or cause to be made, payments to financial intermediaries who have sold Service Class Shares of the Covered Fund.

            Section 3. Approval by Trustees.

            This Agreement will not take effect with respect to any Class of a Covered Fund until approved by a majority vote of (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.


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            Section 4. Continuance of Agreement.

            This Agreement will continue in effect with respect to a Covered Fund from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in
Section 3 above.

            Section 5. Termination.

            (a) This Agreement may be terminated with respect to the Service Class Shares of a Covered Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Service Class on not more than 60 days' written notice to GEID.

             (b) This Agreement will terminate automatically in the event of its assignment.

            Section 6. Selection of Certain Trustees.

             While this Agreement is in effect with respect to the Service Class Shares of a Covered Fund, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

            Section 7. Written Reports.

             GEID agrees that, in each year during which this Agreement remains in effect with respect to a Covered Fund, GEID will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under this Agreement and the purposes for which those expenditures were made.

            Section 8. Preservation of Materials.

             The Trust will preserve copies of this Agreement and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Agreement.

            Section 9. Meaning of Certain Terms.

             As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.


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            Section 10. Filing of Certificate of Trust.

            The Trust represents that a copy of its Certificate of Trust, dated as of May 23, 1997, as amended from time to time, is on file with the Secretary of State of the State of Delaware.

            Section 11. Limitation of Liability.

            The obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Trust's Declaration of Trust, dated as of August 29, 1997 (the "Declaration of Trust"). The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No Covered Fund will be liable for any claims against any other Covered Fund.

            Section 12. Effective Date.

            This Agreement has been executed by the Trust with respect to the Covered Funds as of December 15, 2000 and will become effective with respect to the Service Class Shares of a Covered Fund as of the date on which interests in the Service Class Shares are first offered to or held by the public.


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                *           *           *           *           *

             If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

GE INSTITUTIONAL FUNDS


By:  /s/ Michael J. Cosgrove
   ----------------------------------
   Name: Michael J. Cosgrove
   Title: President


Accepted:

GE INVESTMENT DISTRIBUTORS, INC.


By:  /s/ Matthew J. Simpson
   ----------------------------------
   Name: Matthew J. Simpson
   Title: Secretary


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